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                                                                Exhibit 21.1


                                  SUBSIDIARIES



1.       World Commerce Online - Floraplex, Inc. (a Florida corporation

2.       World Commerce Online - Freshplex, Inc. (a Florida corporation)

3.       FNP (Fresh Products Network) B.V.

4.       WCO B.V. i.o.